EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-1377
damon@spotlightmarcom.com

American Healthcare REIT Appoints Former Welltower Chief Financial Officer

Scott A. Estes to Board of Directors

IRVINE, Calif. (Aug. 31, 2022) – American Healthcare REIT, Inc., a self-managed, publicly registered, real estate investment trust, announced today the appointment of Scott A. Estes to the company’s board of directors, effective August 30, 2022. Estes will serve as one of the company’s independent directors and as a member of the audit committee. Following the appointment of Estes, the company’s board of directors will be comprised of 10 directors, seven of whom are independent.

“We are pleased to welcome Scott Estes to the American Healthcare REIT board,” said Danny Prosky, president, chief executive officer and director. “Scott’s extensive experience in the healthcare real estate space as the former chief financial officer of Welltower, the largest publicly traded healthcare REIT in the country, as well as his lengthy service as a member of the boards of two other NYSE-listed real estate investment trusts will prove invaluable to American Healthcare REIT as we grow our business and pursue our strategic plan on behalf of our fellow stockholders.”

Estes served as chief financial officer of Welltower Inc. (NYSE:WELL), an S&P 500 constituent real estate investment trust focused on healthcare infrastructure, for more than a decade, from March 2006 to October 2017. His 14-year tenure with the company began in 2003 as vice president of finance. Estes was significantly involved in the management of capital allocation in support of Welltower’s rapid growth, with direct oversight of capital markets transactions which raised more than $14 billion of equity capital and $10 billion of unsecured debt capital.

Prior to joining Welltower, Estes served as a senior equity research analyst and vice president with Deutsche Bank Securities, a leading financial services firm, with primary coverage of the healthcare REIT and healthcare services industry sub-sectors. Additionally, Estes served as a vice president in Bank of America Securities’ equity research department from January 1998 through December 1999, covering the healthcare REIT and seniors housing sectors, as well as an associate analyst and assistant vice president in Morgan Stanley’s equity research department from March 1994 through December 1997, covering the healthcare REIT and healthcare services industry sub-sectors.

Since July 2017, Estes has served as a member of the board of trustees and audit committee chairman of JBG SMITH Properties, an NYSE-listed REIT that owns, operates, invests in and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in and around Washington. D.C. Additionally, since June 2018, he has served as an independent director and audit committee chairman of Essential Properties Realty Trust, an NYSE-listed REIT that acquires, owns and manages a portfolio primarily comprised of single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses.

“Our board selected Scott to serve as a director based on his impressive financial and business expertise, particularly in his capacity as chief financial officer of one of the largest publicly traded healthcare REITs in the world,” said Jeff Hanson, chairman of the board. “We believe his experience in the oversight of financial reporting, capital markets and capital raising, corporate finance and accounting, treasury, tax and audit functions, as well as his previous service on the boards of directors of two other NYSE-listed REITs, will deliver significant value to our company and stockholders, particularly in his role as a member of our audit committee.”

About American Healthcare REIT, Inc.
American Healthcare REIT, Inc., a self-managed, publicly registered, healthcare real estate investment trust, owns and manages a diverse portfolio of healthcare real estate assets totaling approximately 19.5 million square feet, with a gross investment value of approximately $4.3 billion. As of June 30, 2022, this international portfolio includes 313 buildings comprised of medical office buildings, senior housing communities, skilled nursing facilities, and other real estate-related investments across 36 states, the United Kingdom and the Isle of Man. For more information, please visit www.AmericanHealthcareREIT.com.